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Exhibit 12(a)

CNF TRANSPORTATION INC.
COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
Year Ended December 31,
(dollars in thousands)


                                             2000          1999          1998          1997          1996
                                       ------------- ------------- ------------- ------------- -------------
Fixed Charges:
  Interest expense                      $   29,972    $   25,972    $   32,627    $   39,553    $   39,766
  Capitalized interest                       4,636         5,864         2,342         2,077         2,092
  Dividend requirement on Series B
    Preferred Stock(1)                      10,809        10,992        12,133        12,377        12,645
Interest component of
  rental expense (2)                        38,161        41,363        40,750        35,607        28,521
                                       ------------- ------------- ------------- ------------- -------------
Fixed Charges                           $   83,578    $   84,191    $   87,852    $   89,614    $   83,024
                                       ============= ============= ============= ============= =============
Earnings:
  Income from continuing
    operations before taxes
    and accounting change               $  261,196    $  332,260    $  253,812    $  234,812    $  147,132
  Fixed charges                             83,578        84,191        87,852        89,614        83,024
    Capitalized interest                    (4,636)       (5,864)       (2,342)       (2,077)       (2,092)
    Preferred dividend requirements(3)     (10,809)      (10,992)      (12,133)      (12,377)      (12,645)
                                       ------------- ------------- ------------- ------------- -------------
                                        $  329,329    $  399,595    $  327,189    $  309,972    $  215,419
                                       ============= ============= ============= ============= =============

Ratio                                        3.9 x         4.7 x         3.7 x         3.5 x         2.6 x


(1)  Dividends on shares of the Series B cumulative convertible preferred stock are used to pay debt service on notes issued by the Company's Thrift and Stock Plan.
(2)  Estimate of the interest portion of lease payments.
(3)  Preferred stock dividend requirements included in Fixed Charges but not deducted in the determination of Income from Continuing Operations before Taxes and Accounting Change

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